Exhibit 99.1

Press Release

For Immediate Release:	Contact: William P. Weidner
February 3, 2004	Las Vegas Sands, Inc.
(702) 733-5733

Las Vegas Sands, Inc. Reports Fourth Quarter and Full Year 2003 Results

(Las Vegas, NV — February 3, 2004) Las Vegas Sands, Inc., owner and operator of The Venetian Casino Resort and The Grand Canal Shops in Las Vegas, and The Sands Macau, in Macau, a Special Administrative Region of the People’s Republic of China, today reported financial results for the quarter and full year ended December 31, 2003.

Fourth Quarter 2003 Results

In the fourth quarter of 2003, Las Vegas Sands, Inc. reported Adjusted Property EBITDAR of $63.4 million, an increase of 8.7 percent when compared to $58.3 million in the year-ago quarter. Of this amount the Grand Canal Shops Mall subsidiary contributed $6.4 million of EBITDAR during the fourth quarter of 2003, as compared to $6.4 million during the fourth quarter of 2002, (See the accompanying tables and footnotes, which reconcile Net Income to Adjusted Property EBITDAR.)

Net income before preferred return for the fourth quarter of 2003 was $9.3 million. That compares to net income before preferred return of $12.0 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $2.6 million, as compared to $6.0 million for the fourth quarter of 2002. The decline in net income for the fourth quarter was partially the result of table games win percentage being significantly lower during the fourth quarter of 2003 as compared to the fourth quarter of 2002 at the Venetian, increased depreciation expense and interest expense associated with placing in service the Venezia Tower at the Venetian and increased pre-opening and developmental expenses for the Sands Macau.

Net revenue for the fourth quarter of 2003 was $164.1 million, an increase of 6.6 percent when compared to $154.0 million in the fourth quarter of 2002.

Full Year of 2003 Results

Adjusted Property EBITDAR for the year ended December 31, 2003 was $259.2 million, an increase of 20.6 percent when compared to $215.0 million in the year-ago period. Table games win percentage was within a normal range during the full years of 2003 and 2002. Of this amount the Grand Canal Shops Mall subsidiary contributed $23.3 million of EBITDAR during the full year 2003, an increase of 6.4 percent when compared to $21.9 million during the full year 2002.

Net income before preferred return for the year ended December 31, 2003 was $64.4 million. That compares to a net loss before preferred return of $15.1 million for the year ended December 31, 2002. Net income for the year ended December 31, 2003 was $38.2 million as compared to a net loss of $38.4 million for the year ended December 31, 2002. Results for the year ended December 31, 2002 included a loss on early retirement of debt of $51.4 million.

Net revenue for the year ended December 31, 2003 was $641.5 million an increase of 12.3 percent when compared to $571.4 million in net revenue reported for the year ended December 31, 2002.

William P. Weidner, President and Chief Operating Officer of Las Vegas Sands, Inc. stated, “The opening of the 1,013 room Venezia Tower at the Venetian during 2003 contributed considerably to increased revenues and margins. The Venezia Tower features a lavish pool deck, an exclusive Concierge-Level featuring a private lounge and the Venetian’s first wedding chapel. The opening of the tower coincided with the debut of the Venetian Congress Center expansion of 150,000 square feet, including three ballrooms, sixty-four meeting rooms and three permanent boardrooms. Also, early in the first quarter, we opened a new restaurant, Bouchon, operated by Thomas Keller of the French Laundry restaurant of Napa Valley. We believe that the addition of The Venezia rooms coupled with the additional meeting space, resulted in increased group and individual room demand. The additional room guests resulted in increased demand for our casino, food and beverage, and retail business, along with increased mall traffic and the enhanced mall tenants’ sales, all positively contributing to the overall continuing strength of the Venetian during 2003.”

Weidner went on to say, “We continue to plan and explore financing alternatives for our second Las Vegas mega-resort on land between the Venetian and Wynn Las Vegas Resort, as well as with our development activities in Macau, which continue to raise our profile in Asia. We believe that we are on schedule to complete in the second quarter of 2004, The Sands Macau Casino, a 163,000 square foot casino that will feature 320 table games and 500 slot machines and is located in the ferry terminal tourism district in one of the most dynamically economic development areas of China near Hong Kong. In addition, we continue the formulation of development plans and strategies for our destination resort hotel casino in Macau, The Venetian Macau.”

Venetian Casino Resort Fourth Quarter Operating Results

Hotel revenues were $69.7 million during the fourth quarter of 2003, an increase of 39.1 percent when compared to $50.1 million in the fourth quarter of 2002. The Venetian’s occupancy of available guestrooms was 92.8 percent during the fourth quarter of 2003, compared with the 90.4 percent during the prior year’s fourth quarter, generating revenue per available room (REVPAR) of $189 during the fourth quarter of 2003, as compared to $180 in the fourth quarter of 2002. The Venetian’s average daily room rate (ADR) was $204 during the fourth quarter of 2003, as compared to $199 during the prior year’s fourth quarter. Weidner remarked, “In the fourth quarter, we improved hotel occupancy along with higher average daily room rates, and continued to receive strong room demand for The Venezia Tower and its club level suites, without affecting occupancy and room rates of the original Venetian Hotel Tower.”

Casino revenues were $66.9 million in the fourth quarter of 2003, a decrease of 15.4 percent when compared to $79.1 million in the fourth quarter of 2002. Table games win percentage was significantly lower in the fourth quarter of 2003 at 18.2 percent as compared to 28.2 percent during the fourth quarter of 2002. Casino win percentage is reasonably predictable over time, but can fluctuate significantly over shorter periods, such as between fiscal quarters. Table games drop (volume) was $212.9 million in the fourth quarter of 2003, as compared to $225.2 million in the prior year’s fourth quarter, a decrease of 5.5 percent. Slot machine handle (volume) was $489.4 million in the fourth quarter of 2003, as compared to $416.7 million during the fourth quarter of 2002, an increase of 17.4 percent. Weidner indicated, “Table games volume declined because of fewer select high end casino guests during the fourth quarter of 2003, as compared to the same period of 2002. We believe that the occurrence of the Chinese lunar New Year during January nearer the Christmas holidays than normal, affected our Asian high end table games volume during December. As a result of this, the January lunar New Year’s period was particularly strong, because many of our guest arrived in January rather than December for their traditional new years trip to Las Vegas.

Food and beverage revenues were $19.6 million in the fourth quarter of 2003, an increase of 26.5 percent, when compared to $15.5 million in the fourth quarter of 2002. The increase in food and beverage revenue was a continuing indicator of the Venetian’s strong group banquet business and the addition of 150,000 square feet of new state-of-the-art meeting rooms and the new Venezia Tower hotel rooms. Retail and other operating revenues were $10.9 million in the fourth quarter of 2003, as compared to $8.3 million during the fourth quarter of 2002.

The Venetian’s Mall Subsidiary generated rental and related revenues of $10.4 million during the fourth quarter of 2003, as compared to $10.3 million during the fourth quarter of 2002. The Mall continues to generate improved revenues and operating cash flow as the Mall benefits from increased foot traffic and tenant sales. Weidner stated, “The Mall continues to undergo limited re-merchandising through the change of select tenants and the addition of new tenants, which is expected to provide additional rental revenue in the future.” The Company announced during January that it has retained Goldman, Sachs & Co., as financial advisor, to explore various strategic alternatives available to it relating to the Grand Canal Shops, the Venetian-themed mall attached to the Venetian Casino Resort. No decision has been made as to whether there will be a sale or any other transaction involving the Grand Canal Shops. The Company is uncertain as to what strategic alternatives may be available to it, and there can be no assurance that, if any transaction is commenced, it will be completed or as to the value that any such transaction might have for the Company. The Company does not intend to issue any other press release relating to the subject matter referenced above until such time, if ever, as it enters into a definitive agreement in connection with any such transaction or series of transactions or determines to terminate this strategic process.

The Venetian and its Mall Subsidiary continued to report improved EBITDAR margins. The Venetian’s EBITDAR margin (before pre-opening and corporate expenses) during the fourth quarter of 2003 as a percentage of net revenues was 38.6 percent, versus 37.9 percent in the same period of a year earlier despite significantly lower Table games win percentages. Weidner stated, “With the opening of “Venezia”, our 1,013 all-suite hotel room addition, we have increased our EBITDAR margins. This additional capacity has added high margin rooms and casino revenues without significantly increasing overhead costs.”

Venetian Casino Resort Full Year 2003 Operating Results

Hotel revenues were $251.4 million during the full year of 2003, an increase of 21.6 percent when compared to $206.7 million in the full year 2002. The occupancy of available guestrooms was 96.0 percent during the full year 2003, compared with the 95.6 percent during the prior year. The Venetian’s average daily room rate (ADR) was $204 during 2003, as compared to $196 during the prior year, generating revenue per available room (REVPAR) of $195 during 2003, as compared to $187 in 2002.

Weidner remarked, “In 2003, we achieved strong hotel occupancy and higher average daily room rates with the addition of 1,013 hotel rooms in mid-2003. We continue to receive strong room demand for The Venezia Tower and its club level suites, without affecting occupancy and room rates of the original Venetian Hotel Tower.”

Casino revenues were $272.8 million in 2003, an increase of 6.4 percent when compared to $256.5 million in 2002,. Table games win percentage was within a normal range during the full years of 2003 and 2002.

Food and beverage revenues were $82.9 million in 2003, an increase of 17.9 percent, when compared to $70.3 million in 2002.

The Venetian’s Mall Subsidiary generated rental and related revenues of $39.4 million during 2003, an increase of 7.9 percent when compared to $36.5 million during 2002.

The Venetian and its Mall Subsidiary continued to report improved EBITDAR margins. The Venetian’s EBITDAR margin (before pre-opening and corporate expenses) during 2003 as a percentage of net revenues was 40.4 percent, versus 37.6 percent in 2002.

Other Factors Affecting Earnings

Net interest expense was $29.8 million for the fourth quarter of 2003, of which $1.7 million was related to The Sands Macau, as compared to net interest expense of $28.8 million during the fourth quarter of 2002. The increase was a result of increased borrowings in relation to the construction of the Venezia Tower and meeting room expansion in Las Vegas, and the Company’s Macau Subsidiary to be used for the development of the Sands Macau, offset by capitalized interest of $0.6 million during the fourth quarter of 2003.

Depreciation expense was $14.7 million for the fourth quarter of 2003, as compared to $10.6 million for the fourth quarter of 2003. The increase was the result of placing into service at the beginning of the third quarter the Venezia Tower and the meeting room expansion in Las Vegas.

The Sands Macau pre-opening expenses in the fourth quarter were $3.8 million, all of which are reported in the Company’s results for the Sands Macau. Pre-opening expenses in the fourth quarter last year related to the Sands Macau were $2.8 million. The Sands Macau is currently in the development and construction phase. We believe that we are on schedule to open and complete the Sands Macau in the second quarter of 2004.

Balance Sheet Items

Unrestricted cash balances at December 31, 2003 were $143.2 million, while restricted cash balances at December 31, 2003 were $121.7 million. Of the restricted cash balances, $117.1 million is restricted for construction of the Sands Macau.

Total debt outstanding including the current portion at December 31, 2003 was $1.439 billion, of which $12.6 million is due within the next twelve months. Of the total debt outstanding, $160.0 million is associated with the Company’s Macau Subsidiaries.

Capital Expenditures

Capital expenditures during the quarter totaled $58.6 million. Of this total, $13.3 million was utilized for the room and meeting space addition at the Venetian in Las Vegas, as well as $9.2 million for improvements and maintenance capital expenditure at the Venetian in Las Vegas; $24.6 million was utilized for the Sands Macau construction and development activities in Macau, and $11.5 million for planning costs of the second Las Vegas mega-resort adjacent to the Venetian.

During the full year 2003, the Company spent $280.4 million on capital investments, including $176.0 million to complete the Venezia Tower and meeting room expansion at the Venetian in Las Vegas, $34.0 million on other improvements and maintenance capital expenditures at the Venetian in Las Vegas, $54.0 million for the development and construction of the Sands Macau in Macau, and $16.4 million on planning for the Company’s second mega-resort in Las Vegas, on land adjacent to the Venetian.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands, Inc. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands, Inc. assumes no obligation to update such information.

Las Vegas Sands Inc.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues:
Casino	$66,877	$79,105	$272,804	$256,484
Rooms	69,715	50,101	251,397	206,706
Food and Beverage	19,558	15,462	82,882	70,300
Grand Canal Shops	10,373	10,289	39,374	36,493
Retail	2,157	1,837	8,623	8,030
Other	8,789	6,420	31,245	27,573

	177,469	163,214	686,325	605,586
Less - Promotional Allowances	(13,351)	(9,190)	(44,856)	(34,208)

	164,118	154,024	641,469	571,378

Operating Costs and Expenses:
Venetian Casino-Hotel Operations	96,817	91,602	366,252	340,509
Grand Canal Shops Operations	3,938	4,123	16,036	15,868
Rental Expense	2,523	2,105	10,128	7,640
Corporate Expense	3,684	3,495	10,914	11,015
Pre-opening and developmental expense	3,808	2,828	10,525	5,925
Depreciation and Amortization	14,666	10,623	50,837	43,638

	125,436	114,776	464,692	424,595

Operating income	38,682	39,248	176,777	146,783

Interest Cost, net of amounts capitalized	(29,836)	(28,817)	(114,924)	(110,348)
Interest expense on indebtedness to Principal Stockholder	–	–	–	(4,010)
Interest Income	490	835	1,716	2,564
Other income (expense)	5	701	825	1,344
Loss on early retirement of debt	–	–	–	(51,392)

Income (loss) before Preferred return	9,341	11,967	64,394	(15,059)

Preferred return on Redeemable Preferred Interest
in Venetian Casino Resort, LLC	(6,745)	(6,003)	(26,217)	(23,333)

Net Income (loss)	$2,596	$5,964	$38,177	$(38,392)

Las Vegas Sands Inc.
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Operating Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended December 31, 2003

		Depreciation		Pre-Opening
	Operating	and		and Start-up	Corporate
	Income	Amortization	EBITDA	Expenses	Expense	Rent	EBITDAR
Venetian Resort &
Grand Canal Shops	42,722	14,443	57,165	7	3,684	2,523	63,379

Sands Macau	(4,040)	223	(3,817)	3,801	–	–	(16)

	38,682	14,666	53,348	3,808	3,684	2,523	63,363

	Three Months Ended December 31, 2002

		Depreciation		Pre-Opening
	Operating	and		and Start-up	Corporate
	Income	Amortization	EBITDA	Expenses	Expense	Rent	EBITDAR
Venetian Resort &
Grand Canal Shops	42,076	10,623	52,699	–	3,495	2,105	58,299

Sands Macau	(2,828)	–	(2,828)	2,828	–	–	–

	39,248	10,623	49,871	2,828	3,495	2,105	58,299

	Twelve Months Ended December 31, 2003

		Depreciation		Pre-Opening
	Operating	and		and Start-up	Corporate
	Income	Amortization	EBITDA	Expenses	Expense	Rent	EBITDAR
Venetian Resort &
Grand Canal Shop	186,416	50,614	237,030	1,125	10,914	10,128	259,197

Sands Macau	(9,639)	223	(9,416)	9,400	–	–	(16)

	176,777	50,837	227,614	10,525	10,914	10,128	259,181

	Twelve Months Ended December 31, 2002

		Depreciation		Pre-Opening
	Operating	and		and Start-up	Corporate
	Income	Amortization	EBITDA	Expenses	Expense	Rent	EBITDAR
Venetian Resort &
Grand Canal Shops	152,708	43,638	196,346	–	11,015	7,640	215,001

Sands Macau	(5,925)	–	(5,925)	5,925	–	–	–

	146,783	43,638	190,421	5,925	11,015	7,640	215,001

Las Vegas Sands Inc.
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002
Net Income	$2,596	$5,964	$38,177	$(38,392)
Add :
Preferred return	6,745	6,003	26,217	23,333
Loss on early retirement of debt	–	–	–	51,392
Other income (expense)	(5)	(701)	(825)	(1,344)
Interest income	(490)	(835)	(1,716)	(2,564)
Interest expense	29,836	28,817	114,924	114,358
Depreciation and Amortization	14,666	10,623	50,837	43,638

EBITDA	53,348	49,871	227,614	190,421
Add :
Rental Expense	2,523	2,105	10,128	7,640
Pre-opening and developmental expense	3,808	2,828	10,525	5,925
Corporate Expense	3,684	3,495	10,914	11,015

Adjusted Property EBITDAR	$63,363	$58,299	$259,181	$215,001

Las Vegas Sands Inc.
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Total Adjusted Property EBITDAR (1):	$63,363	$58,299	$259,181	$215,001

Room Statistics for the Venetian:
Occupancy %	92.8%	90.4%	96.0%	95.6%
Average Daily Room Rate (ADR) (2)	$204	$199	$204	$196
Revenue per available room (REVPAR) (3)	$189	$180	$195	$187

Other information:
Table games drop per unit per day	$18,610	$19,277	$17,969	$18,808
Slot Machine handle per unit per day	$2,656	$2,247	$2,612	$2,231
Average number of table games	124	127	126	126
Average number of slot machines	2,003	2,015	1,995	2,036

(1)     Adjusted Property EBITDAR consists of Operating Income before depreciation, amortization, rent, pre-opening expenses and corporate expenses. Adjusted Property EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes Adjusted Property EBITDAR to compare the operating profitability of its Las Vegas Casino with those of its competitors in Las Vegas. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands, Inc. is also presenting Adjusted Property EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands, Inc., have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corporate expenses which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating Adjusted Property EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted Property EBITDAR and (2) how Adjusted Property EBITDAR compares to levels of debt and interest expense. However, Adjusted Property EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands, Inc. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted Property EBITDAR. All companies do not calculate EBITDAR in the same manner. As a result, Adjusted Property EBITDAR as presented by Las Vegas Sands, Inc. may not be comparable to similarly titled measures presented by other companies.

(2)     ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)     REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.